Exhibit (a)(1)(B)

FORM OF ANNOUNCEMENT EMAIL TO ELIGIBLE PARTICIPANTS

From:	Aon
Subject:	Intercept Pharmaceuticals, Inc. Offer to Exchange Eligible Options for New Options

We are pleased to announce that Intercept Pharmaceuticals, Inc. (“Intercept,” “we,” “us” or “our”) is commencing an Offer to Exchange Eligible Options for New Options (the “Exchange Offer”) today, August 16, 2021. You are receiving this email because you are eligible to participate and exchange certain outstanding stock options for replacement stock options with modified terms.

Intercept has chosen Aon to help with administration of this exchange offer. To access your exchange election site, visit this registration site to access your information:

•	Direct URL for registration will be https://equitysolutions.aon.com/UWSO/Participant/Account/Register.
•	You will need to provide the following registration code: [•]

The Exchange Offer will expire at 11:59 p.m., Eastern Time, on September 17, 2021 (the “Expiration Time”). We may extend this expiration date and time in our discretion, in which case references to the “Expiration Time” shall refer to any such extended date and time.

Please understand that we cannot advise you on whether or not to participate in the Exchange Offer.

Participation in the Exchange Offer is entirely your decision and at your discretion, and you should make the decision about whether to participate based on your personal circumstances.

To aid in the decision-making process, however, the company will be offering live webinars to all eligible employees – and has already provided videos regarding the Exchange Offer and its process.  These videos can also be found via the “Document Library” within the exchange election site.

This notice does not constitute an offer. The full terms of the Exchange Offer, including a Frequently Asked Questions document, are described in the Schedule TO-I and accompanying documents, which you may access via the “Document Library” within the exchange election site, our Intercept website at https://ir.interceptpharma.com/financial-information/sec-filings, or through the SEC website at www.sec.gov. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Exchange Offer documents.  Intercept recommends that you consult your tax and financial advisors to address questions regarding your decision. Our inclusion of website links in this notice does not incorporate them by reference into the Exchange Offer.